Exhibit 10.6

[TRANSLATION FROM HEBREW]

State of Israel

Energy Ministry

Oil & Gas

23 Adar 1 5769

28 February, 9

     Oil_321_2019

To:

Mr. Dustin Guinn

Zion Oil & Gas Inc.

Greetings,

Re: License Extension to license "Megiddo-Jezreel" / 401 and Revision to work plan

Reference: Your letter of the 24th and 26 of February 2019

In response to your referenced request I hereby approve an extension to the "Megiddo-Jezreel" license / 401.up to December 2, 2020.This extension is up to the maximum license period by law, and there will be no further extensions.

I note that at the end of the license period the license shall expire and confidentiality shall not apply to information relating to the license pursuant to the Petroleum Law .

In addition, I also approve the updated work plan as follows:

Number	Activity description	Execution by:
1	Submission of seismic survey plan to the Commissioner and execution of an agreement with a contractor to perform	30 April 2019
2	Commence 3D seismic survey in an area of approximately 50 square kilometers	1 August 2019
3	Transfer of field material configuration and processed material to the Ministry pursuant to Ministry guidelines	15 December 2019
4	Submit interpretation report	20 February 2019

Please note that you are required to comply with all the provisions of the Petroleum Law, 5712-1952, and the regulations thereunder, including submission of all the reports detailed in the Petroleum Law and in the Regulations.

Sincerely,

Yossi Wurtzburger

Petroleum Commissioner

Copy: Oil Unit